Exhibit 99.1

FOR IMMEDIATE RELEASE	NR11-24

DYNEGY COMPLETES INTERNAL RESTRUCTURING AND

CLOSES $1.7 BILLION REFINANCING

•	Transactions improve flexibility and facilitate ongoing efforts to enhance stockholder value

•	Overall liquidity now at approximately $1.0 billion

HOUSTON, August 8, 2011 – Dynegy Inc. (the “Company”) (NYSE: DYN) today announced that it has completed an internal restructuring to create separate coal-fueled power generation and gas-fueled power generation units and that its new “CoalCo” and “GasCo” subsidiaries have closed on new senior secured credit facilities in the aggregate amount of $1.7 billion, all as previously announced on July 10, 2011. The new facilities consist of a $1.1 billion, five-year senior secured term loan facility available to Dynegy Power, LLC (the “GasCo Facility”) and a $600 million, five-year senior secured term loan facility available to Dynegy Midwest Generation, LLC (the “CoalCo Facility”).

“The completion of our internal restructuring and the successful closing of the new separate credit facilities were designed to facilitate and give us the operational and financial flexibility to be able to seize value whenever the opportunity presents itself, “ said Robert C. Flexon, President and Chief Executive Officer of Dynegy. “We will now turn our efforts to determining what additional restructuring steps we can take to improve our overall leverage and to improve stockholder value. I would also like to thank our employees for their continued dedication and hard work in completing these restructuring and refinancing transactions.”

The proceeds of borrowings under the new credit facilities have been or may be used to: (i) repay certain outstanding indebtedness under Dynegy Holding Inc.’s senior secured credit agreement, (ii) cash collateralize letters of credit and provide cash collateral for existing and future collateral requirements, (iii) at the option of Dynegy Power, LLC, repay certain debt related to subsidiaries of Sithe Energies, Inc., (iv) make up to an aggregate of $400 million of distributions to parent holding companies, (v) pay related transaction fees and expenses and (vi) fund general working capital and liquidity requirements.

On July 10, 2011, Dynegy announced its intention to reorganize its operations to facilitate obtaining the new credit facilities, align the Company’s asset base and maximize its flexibility to address additional potential debt restructuring activities. The Company has now reorganized its operations into three segments: Gas, Coal and Other. Dynegy Power, LLC owns and operates the Gas segment, a portfolio of eight primarily natural gas-fired intermediate (combined cycle) and peaking (combustion and steam turbines) power generation facilities diversified across the West, Midwest and Northeast regions of the United States, totaling 6,771 MW of generating capacity. Dynegy Midwest Generation, LLC owns and operates the Coal segment, a portfolio of six primarily coal-fired baseload power generation facilities located in the Midwest, totaling 3,132 MW of generating capacity. Dynegy’s remaining assets (including leasehold interests in the Danskammer and Roseton facilities) constitute the Company’s third business segment. The Company expects to report its results in these new segments commencing with the quarter ending September 30, 2011.

The new credit facilities are an important step for Dynegy. Under the strategic direction of the Finance and Restructuring Committee of Dynegy’s Board of Directors, Dynegy may participate in additional debt restructuring activities, which may include direct or indirect transfers of its subsidiaries’ equity interests, refinancing of existing debt and lease obligations, further reorganizations of its subsidiaries or similar initiatives.

As of August 5, 2011, Dynegy’s liquidity on a consolidated basis was approximately $1.0 billion. This consisted of approximately $1.0 billion in cash and cash equivalents and approximately $30 million in unused availability under the new letter of credit facilities. Dynegy’s net debt and other obligations, on a consolidated basis, totaled approximately $4.4 billion, which included the new facilities offset by cash and cash equivalents of approximately $1.0 billion and restricted cash of approximately $660 million.

A description of the new credit facilities will be included in a report on Form 8-K filed with the Securities and Exchange Commission and will be made available on the Company’s website. Credit Suisse and Goldman Sachs acted as joint lead arrangers and Barclays Capital acted as co-manager for the new facilities.

About Dynegy Inc.

Dynegy Inc.’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities, the Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants, and a separate portfolio consists of approximately 1,570 megawatts from two leased power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

This press release contains the non-GAAP financial measure of Net Debt and Other Obligations, which is used by management to evaluate Dynegy’s business on an ongoing basis. A reconciliation to the closest GAAP measure and definitions purposes and uses of such non-GAAP measure is included under Item 7.01 of our Current Report on Form 8-K filed with the SEC on August 8, 2011, which is available on the company’s website free of charge at www.dynegy.com.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s reorganization and financing plans. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s ability to address its substantial leverage on favorable terms and its ability to access the capital markets when needed; (ii) the ability of management to execute any new or revised business plan approved by Dynegy’s Board of Directors; (iii) the timing and anticipated benefits to be achieved through Dynegy’s restructuring activities and cost savings program; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (x) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xi) beliefs and assumptions about weather and general economic conditions; (xii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xiii) expectations regarding Dynegy’s collateral demands, interest expense and other payments; (xiv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

CONTACT:

Dynegy Inc.

Media: 713-767-5800

James Golden / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Analysts: 713-507-6466

3